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                                                                    EXHIBIT 10.2

                    SECURITY ASSOCIATES INTERNATIONAL, INC.

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 27th day of June, 2001, by and between SECURITY ASSOCIATES INTERNATIONAL, INC., a Delaware corporation (the "Company"), and Peter J. Fidelman ("Employee").

                                    RECITALS

          A. The Company desires to employ Employee to provide services for the benefit of the Company and its subsidiaries and affiliates and Employee desires to accept such employment with the Company.

          B. The Company and Employee acknowledge that Employee will be a member of the management of the Company and as such will participate in implementation of the Company's business plan.

          C. In the course of employment with the Company, Employee will have access to certain confidential information which relates to or will relate to the business of the Company.

          D. The Company desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.

          NOW, THEREFORE, in consideration of the parties' mutual promises and covenants contained herein and in consideration of the Recitals, which are incorporated herein and made a part hereof, the parties agree as follows:

          1. APPOINTMENT AND DUTIES. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Employee and Employee hereby agrees to accept employment with the Company as Executive Vice President of Technology and Strategic Development. Employee shall perform such duties on behalf of the Company as directed by the Officers and/or Board of Directors of the Company (the "Board") commensurate with the position of an Executive Vice President of Technology and Strategic Development.

          2. EMPLOYMENT TERM. The term of employment of Employee shall be twelve
(12) months and thereafter month to month, provided that the Company shall give ninety (90) days notice to Employee before any termination that is not for Cause, as defined herein, shall be effective. (the period during which Employee is employed is referred to herein as the "Term").


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          3. COMPENSATION.

             a) Base Salary. During the Term, the Company shall pay Employee a base salary ("Base Salary") at the equivalent rate of One Hundred Seventy Five Thousand and 00/100 Dollars ($175,000) per year payable in equal installments on normal paydays of salaried employees which shall not be less frequently than monthly. Additionally, Employee shall also receive warrants to purchase 300,000 shares of the Company's common stock at a purchase price of $2.50 per share, on the terms set forth in the Company's Stock Option Plan and the Option Agreement. The warrants will vest 1/3 in six (6) months, 1/3 in eighteen (18) months and the remaining 1/3 in thirty (30) months.

             b) Vacation. Employee shall be entitled to vacation time during each year of employment in accordance with the Company's standard vacation policy.

             c) Benefits. Employee shall be entitled to receive such medical and dental benefits, life and disability insurance, and other insurance and benefits which are generally provided to other employees of similar level.

          4. CONSTRUCTIVE TERMINATION. Should any of the following events occur:
i) a significant and material diminution in duties for the Company, other than that resulting from obligations related to the effort regarding SecirityVillage.com, Inc. as set forth in that certain Asset Purchase Agreement among SecurityVillage.com and the Company et al. of even date herewith, and other than as a result of Employee being directed to work for a subsidiary or affiliate of the Company, ii) a reduction or non-payment of salary, iii) change in title, iv) relocation of Employee's place of employment away from the New York area without his consent, or v) failure of a successor (by purchase, merger or otherwise) to assume this Employment Agreement; any such occurrence shall be deemed to be a termination by the Company of the employment and Employee shall be entitled to payment of his salary for the remainder of the then current Term in accordance with Section 2, to be paid in equal installments on normal paydays of salaried employees as if such termination had not occurred for the remainder of the then current Term, as liquidated damages and not as a penalty, which payment shall be the exclusive remedy. If such a termination occurs Employee may, at his option, decline the payment of such liquidated damages, in which case Company shall release Employee from the provisions of Section 6 below.


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          5. TERMINATION. Notwithstanding anything to the contrary in this
Agreement, the Company may at any time terminate Employee's employment and all of Employee's rights hereunder if said termination constitutes a Termination for Cause or if Employee is subject to a Long-Term Disability, as defined herein.

             a) Termination for Cause. For the purposes of this Agreement, "Termination for Cause" or "Cause" shall mean:

                (i) commission of a fraudulent or dishonest act by Employee in connection with employment by the Company, as determined reasonably and in good faith by the Company;

                (ii) failure to comply with the provisions of Section 6, 7 and 9 hereof and after reasonable notice to cure such failures;

                (iii) the commission and conviction of a felony or any crime of moral turpitude; or substance abuse;

                (iv) any gross dereliction of duty, chronic insubordination, refusal to perform the duties and responsibilities reasonably assigned by the Officers of the Company or malfeasance by Employee in the performance of duties, as determined reasonably and in good faith by the Company and after reasonable notice to cure such acts or omissions; or

                (v) any other material breach of this Agreement not cured within fifteen (15) days of receipt of written notice thereof from the Company

             b) Long-Term Disability. For the purposes of this Agreement, "Long-Term Disability" shall mean Employee's incapacity by reason of physical or mental impairment to perform duties hereunder for a period greater than three (3) consecutive months or incapacity to perform duties hereunder for a total of six (6) months within any twelve (12) month period if such condition is reasonably expected, based upon the medical opinion of qualified professionals, to continue indefinitely.



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         6. NON-COMPETITION. Employee covenants and agrees that he or she will not, except with the express approval of the Company's Board of Directors during the Term of this Agreement and for such period after termination for which Employee receives any payments in regard to the liquidated damages set forth in
Section 4 from the Company, directly or indirectly establish, own, manage, join, invest in, finance, control, participate in, provide consulting or advisory services to, accept employment with or be connected with any entity that markets, sells or provides services similar to those offered by the Company during the Term of this Agreement. Employee further agrees during the Term of this Agreement and for such period after termination for which Employee receives any payments in regard to the liquidated damages set forth in Section 4 from the Company, not to solicit any employee or customer of the Company and Employee agrees to not in any way interfere with any existing or potential contractual relationship that the Company has or reasonably has the prospect of entering into with any third party.

         7. NON-DISCLOSURE. Employee agrees that, except as directed by the Company, he or she will not at any time during or after the term of this Agreement disclose or grant access to Confidential Information (as defined below) to any person. Employee further agrees to use Confidential Information solely for the purpose of performing duties with the Company and further agrees not to use Confidential Information for his or her own private use or commercial purposes or in any way detrimental to the Company. For the purposes of this Agreement, "Confidential Information" shall mean all confidential or proprietary information relating to the Company and any subsidiaries or affiliates of the Company, including but not limited to: (a) matters of a business nature such as, but not limited to, information about technical information or know-how, costs, purchasing, profits, services, sales, markets, lists of customers, investors or potential investors or other financial, investment, marketing or sales information; (b) matters pertaining to future developments such as, but not limited to, new services or markets, innovative transaction structures, research and development, or future investment, marketing, or business activities; (c) any other confidential information pertaining to the affairs or interests of the Company or any of the foregoing; and (d) any information or materials derived from Confidential Information. All such materials or information shall be deemed Confidential Information whether or not marked "Confidential." Confidential information shall not include information which: (i) is or becomes part of the public domain other than as a result of disclosure by Employee; (ii) becomes available to Employee on a non-confidential basis from a source other than the Company, provided that source is not bound with respect to that information by a confidentiality agreement with the Company or is otherwise prohibited from transmitting that information by a contractual, legal or other obligation; (iii) was in Employees possession on a non-confidential basis prior to disclosure of the same by the Company.

         8. REASONABLENESS OF RESTRICTIONS. Employee has carefully read and considered the provisions of Section 6 and 7 of this Agreement and, having done so,




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agrees that the restrictions set forth in these Sections are fair and reasonable in scope and content and are necessary for the protection of the legitimate business interests of the Company and its officers, directors and other employees.

         9. RETURN OF MATERIALS. Employee agrees, upon termination of employment for any reason, to return and surrender immediately to the Company all Confidential Information in the Employees possession including but not limited to records, books, notes, memoranda, recordings, computer printouts, disks, and photocopies. Employee hereby acknowledges that all such materials are the exclusive property of the Company.

         10. REMEDIES FOR BREACH.

             a) Injunctive Relief. Employee acknowledges that breach of the provisions of Sections 6, 7 and 9 of this Agreement could cause irreparable injury to the Company which by its nature would be continuing and substantial and for which no adequate remedy at law exists. Accordingly, in the event of an actual or threatened breach of any of the covenants set forth in Sections 6, 7 and 9 of this Agreement, both parties agree that the Company shall be entitled to equitable relief without the necessity of posting bond, including without limitation, entry of temporary, preliminary, and permanent injunctions and order of specific performance. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other legal or equitable remedy to which the Company may be entitled.

             b) Accounting for Profits. Employee covenants and agrees that if he or she shall violate any of the covenants or agreements under
             Section 6, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or other benefits that Employee directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with, any such violation. Such a remedy shall, however, be cumulative and not exclusive and shall be in addition to any injunctive relief or other legal or equitable remedy to which the Company is or may be entitled.

         11. ATTORNEYS' FEES. In any judgement rendered in favor of a party to this Agreement in connection with a breach or threatened breach of this Agreement by the other party hereto, the prevailing party shall be entitled to recover its reasonable litigation expenses, including attorneys' fees.


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         12. NOTICE. Any notice required or permitted to be given under this
Agreement shall be sufficient if in writing if sent by mail, postage prepaid, addressed to the party for whom intended at the following address (or such other address as a party may designate by written notice to the other party):

         TO COMPANY:

                  Security Associates International, Inc.
                  2101 S. Arlington Heights Road
                  Suite 100
                  Arlington Heights, IL 60005
                  Attention: President

If to Employee, at Employee's home address as then reflected on the Company's books and records. Any such notice shall be deemed effective on the third (3rd) day after its mailing.

         13. SEVERABILITY. In the event that any provision or part thereof in this Agreement shall be finally determined by any court of proper jurisdiction to be invalid or unenforceable as set forth herein, and if such determination is upheld on appeal or no appeal from such determination is taken, then the parties hereto agree that they shall amend and modify such provision or part thereof to restrict the duration, area, scope or other terms to the minimum extent required to make the provision or part thereof valid and enforceable and further hereby consent to the entry of an order so restricting said provision or part thereof. If any provision or part thereof in this Agreement shall be held invalid, the remainder of the Agreement shall continue in full force and effect.

         14. TRANSFER. This Agreement may not be assigned or transferred by Employee without the Company's prior written approval.

         15. MISCELLANEOUS.

             a) Controlling Law. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Illinois.

             b) Jurisdiction. The parties agree that the state and federal courts located in County of Cook, Illinois are proper and shall be the only forums for the judicial resolution of any disputes between the parties that may arise hereunder. No party shall attempt to change venue from any such court to a court in any other jurisdiction.

             c) Entire Agreement. This instrument contains the entire agreement of the parties and supersedes any other agreement with respect to its subject matter and may not be




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             changed orally but only by an agreement in writing signed by the parties hereto.

             d) Failure to Enforce. The failure of either party to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver of a breach of any provision hereunder by any party shall not constitute a waiver of any prior or subsequent breach or of such party's right to fully enforce thereafter each and every provision of this Agreement.

             WHEREFORE, the parties have executed this Agreement as of the date and year first above written.


         EMPLOYEE:
         /s/ Peter J. Fidelman
         ---------------------------------
         PETER J. FIDELMAN



         COMPANY:

         SECURITY ASSOCIATES INTERNATIONAL, INC.


         BY:  /s/ James S. Brannen
            ------------------------------
                  JAMES S. BRANNEN

                  ITS: PRESIDENT




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